Exhibit 14.1

CAI International, Inc.

CODE OF BUSINESS CONDUCT AND ETHICS

OVERVIEW

Success in personal or business relationships requires conduct dictated by four basic principles: honesty, integrity, intellect and compassion. While deviation from these principles sometimes appears to produce benefits, these benefits are generally short lived and lead to long term damaging results.

It is the policy of CAI International, Inc. (“CAI”) and its operating subsidiaries (the “Company”) to adhere to the highest standards of integrity and to apply these standards fairly and consistently in every area of the business throughout the world. Every director, officer, employee, contractor, consultant and service provider of CAI (collectively “associates”) shares an obligation to protect and strengthen the reputation of the business in all relationships with customers, associates, suppliers, competitors, investors, and governmental agencies.

Each associate is commissioned by the Company to diligently perform assigned processes and work. These duties will involve business relationships with individuals both inside and outside the Company, and with other companies and organizations. In performing their duties, associates must act in accordance with the law, fully considering the Company’s rights, interests and ethical responsibilities. It is prudent for each associate to protect his or her own good reputation and also that of the Company, and to avoid transactions or situations in which his or her own interests conflict, or could be construed to conflict, with those of the Company.

It is not possible to cover all situations to which this Code of Business Conduct and Ethics (the “Code”) applies. Consequently, all associates may from time to time encounter situations that require interpretation, and they should not proceed with any questionable activities until proper clarification is received. Any questions regarding the interpretation of laws, rules or regulations as they apply to the operations of the Company should be referred to CAI’s Chief Financial Officer, Vice President of Operations or the chairperson of the Audit Committee of CAI’s Board of Directors (“Audit Committee Chairperson”) for resolution.

This Code has been adopted by the Nominating and Corporate Governance Committee of the Board of Directors of CAI to demonstrate to the public and CAI’s stockholders the importance that management and the Nominating and Corporate Governance Committee of the Board of Directions place on ethical conduct. The Code outlines certain specific areas where associates should exercise good judgment and, in some cases, caution as they discharge their decision-making responsibilities as they relate to Company affairs.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Every associate, while acting on behalf of the Company, will comply with all applicable governmental laws, rules and regulations. Company transactions that are unusual in nature may require review by outside auditors or counsel before proceeding.

All associates must cooperate fully with the people responsible for preparing reports filed with the Securities and Exchange Commission (the “SEC”) and all other materials that are made available to the investing public to make sure those people are aware in a timely manner of all information that might have to be disclosed in those reports or other materials or that might affect the way in which information is disclosed in them.

Officers of the Company will diligently review all foreign, federal, state or local laws, rules, regulations or administrative procedures that affect the operation of the business. Compliance will be monitored and detected deviations will be promptly corrected.

The Company will adhere to its employment policies of non-discrimination as it relates to race, color, religion, age, gender, sexual orientation or handicap and will ensure compliance with all legal and other regulations governing employment. Management will not tolerate discrimination of any kind among associates, including sexual or racial harassment.

The Company will fully cooperate with law enforcement authorities to aid in the investigation and appropriate prosecution of any associated individual(s) involved in alleged illegal activity.

PAYMENTS TO GOVERNMENTAL OFFICIALS

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign governmental officials or foreign political candidates in order to obtain or retain business. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity is likewise prohibited. State and local governments may have similar rules.

Associates who may be affected by these laws, rules and regulations must understand when their actions may violate them and place the Company, as well as themselves, in jeopardy.

No gift or payment of any questionable, improper, or illegal nature will be allowed by or on behalf of the Company, directly or indirectly, regardless of motive, to or for the benefit of any governmental agency, officials, or their families or associates. Governmental officials include elected or appointed officials of any foreign or United States federal, state, county, municipal or other political subdivision, and agencies thereof.

Social amenities, reasonable entertainment, and other courtesies within Company policy may be extended to governmental officials only to the extent customary and proper in the jurisdiction in which offered. Expensive gifts or lavish entertainment will not be offered or furnished to any governmental official.

POLITICAL CONTRIBUTIONS

No associate shall, on the Company’s behalf or on Company time or premises, solicit contributions for a political party, organization or committee or any candidate for public office, except in connection with a solicitation on behalf of any political action committee established by the Company, or other solicitation approved by the Executive Chairman or Chief Executive Officer of CAI.

No associate may use coercion of any kind in connection with any permissible solicitation. No associate may use Company funds or property in support of any political party, organization or committee, or any candidate for public office unless it is permitted by law and approved by the Executive Chairman or Chief Executive Officer.

ACCOUNTING RECORDS AND FINANCIAL STATEMENTS

All transactions directly or indirectly affecting the Company’s financial statements and public disclosures will be properly and accurately recorded in the Company’s general ledger and appropriately documented. No Company funds or assets that are not disclosed or recorded will be established or maintained, directly or indirectly, for any purpose. All recorded entries will conform to Generally Accepted Accounting Principles, applicable legal requirements and the Company’s internal controls. False or misleading records, information or accounting entries, as to either purpose or amount, are prohibited.

It is critical that the reports and documents CAI files with or submits to the SEC and other public communications made by the Company be complete, fair, accurate, timely and understandable in all material respects.

Company financial executives and associates directly responsible for specific accounting records will cooperate fully with outside public auditors retained to verify the accuracy and reliability of financial statements and reports.

Periodically, and when relevant, Company financial executives, internal auditors and its independent auditors will confirm to the Audit Committee of the Board of Directors of CAI that they are not aware of any material misstatements or omissions in accounting records or documents, or have any concerns about the disclosure under the “management’s discussion and analysis” section of a report.

Additionally, the Company’s internal and independent auditors will consult with the Audit Committee of the Board of Directors of CAI on a regular basis to report any identified weaknesses or concerns with respect to internal controls and measures taken to correct or remedy such weaknesses or concerns.

The Company’s documented Accounting and Operating Policies will be made available to all appropriate associates for constant reference when needed. These policies will be maintained and revised in accordance with related changes in legal or accounting regulations and internal control or operating practices.

CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES

A conflict of interest can arise when an associate takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interests also arise when an associate, or members of his or her immediate family, receive improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party.

If any associate receives a gift or anything else of meaningful value from a supplier or potential supplier, it should be immediately returned. If it is not practical to return the item, the donor should be informed of the Company policy and the gift will be turned over to the Company. If any associate has a question regarding the appropriateness of a gift, they should contact CAI’s Chief Financial Officer or Audit Committee Chairperson for guidance.

A conflict of interest may also arise if an associate has an interest in a transaction to which the Company is a party, competes with the Company or takes advantage of an opportunity that belongs to the Company. Associates are prohibited from taking for themselves opportunities that properly belong to the Company or are discovered through the use of the Company’s property, information or position; using the Company’s property, information or position for personal gain; or competing with the Company.

The Company’s property also includes confidential information as well as certain corporate opportunities which may be disclosed to the Company’s associates while carrying out their duties for the Company. The Company strives to provide information to associates and the public which is accurate, complete, relevant, timely and understandable. No associate of the Company should disclose any such confidential information except when disclosure is authorized or legally mandated, or utilize such confidential information or corporate opportunity for his or her own personal gain. To that end, each associate must be mindful of the Company’s Insider Trading Policy, a copy of which is attached as Appendix A. Each associate has a duty to advance the best interests of the Company and, except with the prior approval of the Chief Executive Officer and/or Board of Directors of CAI, to refrain from engaging in any conduct which may compete with the Company or interfere with the Company’s pursuit of it business opportunities.

An associate of the Company may not provide managerial or consulting services or serve on the board of directors (or similar body) of any company that competes or has business relations with the Company without prior approval from the Chief Executive Officer and/or Board of Directors of CAI.

It may not always be clear when a situation results in a conflict of interest. All questionable situations should be appropriately reported and a determination made. When an associate faces a potential conflict of interest, all information regarding the issue should be reported to the Company for review. If a potential conflict arises concerning an officer or director of the Company, information should be given to the Audit Committee Chairperson for review. The affected individual will be given counsel to properly resolve the potential conflict of interest.

PROTECTING COMPANY ASSETS

The Company has many valued assets, including its physical property, propriety trade secrets, electronic media, funds, records and confidential information. Protecting these assets against loss, theft, and misuse is everyone’s responsibility. Company property should be used for legitimate business purposes and may not be used for personal benefit, nor may it be sold, loaned, given away or disposed of without proper authorization.

Theft, carelessness and waste of the Company’s assets have a direct impact on the Company’s profitability and cannot be tolerated. Those individuals authorized to use funds of the Company are responsible for assuring the Company receives proper value in return. The use of the Company’s funds for personal, improper or illegal purposes is strictly prohibited and the Company will take appropriate action, including notifying the appropriate civil authorities, if this principle is violated and in any such case, disciplinary action will be taken. Further, the use of any assets of the Company in a manner that is offensive, disruptive or destructive is prohibited.

Any individual aware of the loss or misuse of assets should report it to a supervisor. Supervisors receiving such reports will report them to CAI’s Chief Financial Officer or Vice President of Operations. Investigations will be conducted confidentially and in a way that will avoid recrimination.

Associates deal on a daily basis with confidential information about the Company. This information may include business plans, marketing and pricing information, customer lists, non-public financial information, unannounced shutdowns and plans for new business and other information that may be useful to competitors or otherwise harmful to the Company or its customers or suppliers if disclosed. At management’s discretion, selected associates will be required to sign a confidentiality agreement, either when they begin employment or when they are transferred to a position allowing access to confidential or trade secret information.

Each associate should assume that all information about the Company and its business is confidential (except in those circumstances where the Company has disclosed the information in its filings with the SEC or where the employee can otherwise verify that the information is publicly known). Similarly, each associate employee should assume that all information disclosed to the Company by its customers and suppliers is confidential (except in those circumstances where the customer or supplier has explicitly consented to its disclosure or the associate can otherwise verify that the information is publicly known).

Except when disclosure is authorized or legally mandated, each associate is obliged during and after his or her employment, to hold all of the above referenced confidential information in confidence, to refrain from disclosing any such information to any person outside the Company, and to refrain from using such information for any purpose other than the performance of his or her duties to the Company. Also, associates should not disclose confidential or proprietary information or trade secrets to other associates of the Company or its affiliates except on a “need to know” basis.

The Company’s electronic media, including computers, intranet, internet and e-mail, are to be used only for business purposes. With your supervisor’s approval, limited personal use of these resources may be permitted. This use must not increase costs, influence productivity, reduce network performance, damage the Company’s reputation or interfere with your work duties and responsibilities.

Unacceptable use of electronic media includes visiting inappropriate internet sites and storing, sending or forwarding inappropriate e-mails. This includes obscene, racist, hateful, harassing, pornographic or offensive material of any kind. Data or information created or stored using the Company’s electronic media is not private and may be monitored, retrieved and audited by the Company at any time without notice.

Associates shall be careful how they communicate in memos, studies, reports, e-mail and voicemail, since poorly and hastily prepared worded documents or messages can give the impression that improper activity took place when in fact it did not.

The Company further licenses the use of computer software from a variety of third parties. The Company does not own the copyright to this software or its related documentation and, unless authorized by the software developer, does not have the right to reproduce it for any use not specified in the license agreement. Copyright laws, license agreements and Company policy also prohibit individuals from making copies of programs used at work for their own personal use. It is the responsibility of any associate using computer software to see that the terms of software licenses are adhered to.

CODE OF BUSINESS CONDUCT AND ETHICS COMPLIANCE

Internal auditors, as part of our regular procedures, will assess compliance with this Code. Any matters discovered by them that appear to violate this Code will be investigated and serious violations reported to the Audit Committee of the Board of Directors of CAI and the Chief Executive Officer.

The Company’s outside independent auditors will report in writing to the internal auditors and the Chief Financial Officer any matter discovered during their examination of the Company’s financial statements that appear to violate this Code.

All management associates will be required at least annually to affirm, to the best of their knowledge, that they have complied with this Code, have no knowledge of any violation of this Code not previously reported and have not been requested to engage in any activity in violation of this Code. Associates may also be required to submit detailed information on any related business interest in which they or their immediate family are involved.

The failure of any associate of the Company to comply with this Code will result in disciplinary action which, depending on the seriousness of the matter, may include reprimand, probation, suspension, demotion or dismissal, and possible civil or criminal action. Disciplinary measures will apply to supervisors and senior executives who condone questionable, improper, or illegal conduct by those associates reporting to them or who fail to take appropriate corrective action when such matters are brought to their attention, or who allow unethical or illegal conduct to occur because of their inattention to supervisory responsibilities.

REPORTING ILLEGAL/UNETHICAL BEHAVIOR

Any associate who knows or has reasonable cause to suspect another associate of any conflicts of interest or other violations of this Code is expected to inform his or her supervisor or to report his or her suspicions in accordance with the Company’s Whistleblower Policy to facilitate disclosures, encourage proper individual conduct and alert management and the Audit

Committee to potential issues before encountering serious consequences. Any associate who becomes aware of any violation of this Code should follow the procedures for reporting the violation contained in the Whistleblower Policy. A copy of the Company’s Whistleblower Policy can be found on the “Documents & Charters” page of the Company’s Web site located at www.caiintl.com.

CONFIDENTIALITY

To ensure all associates will not feel intimidated or uncomfortable reporting possible Code violations, the Company has engaged an outside third party to receive and log associates’ calls. The manner in which the caller may contact this outside third party is described in the “Documents & Charters” page of the Company’s Web site located at www.caiintl.com. That third party will forward related information to the Chief Financial Officer for investigation. Associates will be allowed anonymity in all instances. Alleged financial or accounting infringements will be investigated by internal auditors, and results reported to responsible financial executives or the Audit Committee of the Board of Directors of CAI when applicable. Records will be maintained for each incident showing the results of investigation and any disciplinary action taken. Any violation considered material to financial results will be reported to the Audit Committee of the Board of Directors of CAI and any other required disclosures made.

The Company will not permit retaliation of any kind by or on behalf of the Company and its associates against good faith reports or complaints of violations of this Code or other illegal conduct.

INSIDER TRADING

All trading in securities of the Company by associates must be conducted in accordance with the Company’s Insider Trading Policy. See Appendix A, Insider Trading Policy.

CUSTOMERS AND SUPPLIERS; FAIR DEALING

Business relationships with customers and suppliers of containers and services will emphasize a continuing business purpose of mutual benefit. The Company will discharge its obligations to its customers and suppliers in a manner which reflects a strong sensitivity and concern for social responsibility and ethical dealings, and will maintain its solid reputation for honesty and fairness in all transactions. Every associate shares an obligation to protect and strengthen the Company’s good reputation in all relationships with customers and suppliers. Each associate will endeavor to deal fairly with the Company’s customers, competitors, suppliers and other associates. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

WAIVERS

Any waivers of any provision of this Code for a director or an executive officer of the Company must be approved in writing by the Board of Directors or a committee of the Board of Directors and promptly disclosed to stockholders as required by law or stock exchange regulation.

Appendix A: Insider Trading Policy

I. The Need for a Policy Statement

The purchase or sale of securities on the basis of material nonpublic information or the selective disclosure of such information to others who may trade is prohibited by federal and state laws.

The Company has adopted the following policy with respect to purchases and sales of the Company’s securities by directors, officers, employees contractors and consultants (collectively referred to as “associates”) who are aware of material nonpublic information about the Company and about other firms with which the Company works closely. Each associate is responsible for ensuring that he or she does not violate federal or state securities laws or the Company’s policy concerning securities trading. This policy is designed to promote compliance with the federal securities laws and to protect the Company and its associates from the very serious liabilities and penalties that can result from violations of these laws.

Potential penalties for insider trading violations include civil fines for up to three times the profit gained or loss avoided by the trading, criminal fines of up to $5,000,000 and jail sentences of up to 20 years. In addition, a company whose employee violates the insider trading prohibitions may be liable for civil fines of up to the greater of $1,000,000 and three times the profit gained or loss avoided as a result of the associate’s insider trading violations, as well as criminal penalties of up to $25,000,000. The civil penalties can extend to the Company’s directors, officers or other supervisory personnel if they fail to take steps to prevent insider trading.

II. The Company’s Policy

Company associates may not trade in the stock or other securities of any firm when they are aware of “material nonpublic information” about the firm. This restriction on “insider trading” is not limited to trading in the Company’s securities. It includes trading in the securities of other firms, such as customers or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other firms.

“Trading” includes purchases and sales of stock, bonds, debentures, options, puts, calls and other similar securities. This policy includes trades made pursuant to any investment direction under employee benefit plans, as well as trades in the open market. For example, sales of stock acquired in any self-directed portion of the 401(k) plan are covered by this policy. This policy also applies to the exercise of options with an immediate sale of some or all of the underlying shares through a broker (also-called “cashless exercise”).

Associates must not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities on the basis of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, whether or not the associate derives any benefit from another’s actions.

The same restrictions apply to family members and other persons living in an associate’s household. Associates are expected to be responsible for the compliance of the members of their immediate family and personal household. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception to the policy.

Because of the unique potential for abuse of material nonpublic information, it is also the Company’s policy that associates may not engage in short-term speculative transactions involving “trading” the Company’s securities. This would include short sales and buying or selling puts or calls. In addition, the purchase of the Company’s securities on margin (except for the exercise of employee stock options) is prohibited.

III. Definition of Material Nonpublic Information

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Therefore, any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are:

•	Projections of future earnings or losses or changes in such projections

•	Actual changes in financial performance

•	A pending or prospective joint venture, merger, acquisition, tender offer or financing

•	A significant sale of assets or disposition of a subsidiary

•	A gain or loss of a material contract, customer or supplier or material changes in the profitability status of a current contract

•	Changes in management, other major personnel changes or labor negotiations

•	Significant increases or decreases in dividends or the declaration of a stock split or the offering of additional securities

•	Financial liquidity problems

•	Actual or threatened major litigation, or the resolution thereof

•	Communications with governmental agencies, such as the SEC.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. Information is considered to be available to the public only when it has been released to the public through appropriate channels, e.g., by means of a press release or a public statement from one of the corporation’s senior officers, and enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, information is not considered “public” until the first business day after public disclosure. As a consequence, it is the Company’s policy that associates may not trade in Company securities during the first trading day immediately following issuance of a Company press release or other public announcement, during the two weeks preceding the end of the Company’s fiscal quarter and the first two trading days thereafter, or during the 2 trading days following any 8-K filing of the Company with the SEC.

IV. Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. All information an associate learns about the Company or its business plans in connection with his or her employment or services is potentially “inside” information until publicly disclosed or made available by the Company. The associate should treat all such information as confidential and proprietary to the Company. The associate may not disclose it to others, such as family members, other relatives, or business or social acquaintances, who do not need to know it for legitimate business reasons.

Also, the timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to the associate, the Company and its management. Accordingly, it is important that only specifically designated representatives of the Company discuss the Company and its affiliates and subsidiaries with the news media, securities analysts and investors. Inquiries of this type received by any associate should be referred to the Chief Executive Officer, the President or the Chief Financial Officer.

V. Post-Termination Transactions

This policy continues to apply to transactions in Company securities even after the associate has terminated employment or other services to the Company or a subsidiary as follows: if the associate is aware of material nonpublic information when his or her employment terminates, the associate may not trade in Company securities until that information has become public or is no longer material.

VI. Personal Responsibility

Each associate should remember that the ultimate responsibility for adhering to this policy and avoiding improper trading rests with the associate. In this regard, it is important that each associate use his or her best judgment. If an associate violates this policy, the Company may take disciplinary action, including dismissal for cause.

VII. Company Assistance

Compliance with this policy by all associates is of the utmost importance both for the associate and for the Company. Any person who has any questions about the application of this policy to any particular case may obtain additional guidance from the Company’s Chief Financial Officer. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.